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                                                  Exhibit 99

June 18, 1996 -    THE ST. PAUL COMPANIES TO ACQUIRE NORTHBROOK
                   HOLDINGS INC. FROM THE ALLSTATE CORPORATION

St. Paul, Minn. - The St. Paul Companies, Inc. and The Allstate Corporation today announced an agreement under which St. Paul Fire and Marine Insurance Company would purchase Northbrook Holdings Inc., which includes Northbrook Property and Casualty Insurance Company, Northbrook Indemnity Company and Northbrook National Insurance Company.

     Northbrook is headquartered in South Barrington, Ill., and underwrites various property-liability commercial insurance products throughout the United States.

     "This acquisition furthers our objective to build our position among small to midsize commercial accounts," said Douglas W. Leatherdale, chairman and chief executive officer of The St. Paul Companies. "Northbrook is focused on an important part of the commercial marketplace and sells policies through independent agents, as we do. We believe we can leverage our underwriting and operational strengths to bring this business in line with our underwriting and profitability standards."

     Completion of the sale is subject to regulatory approvals. Closing is expected within 30 to 60 days. Under terms of the transaction, The St. Paul will pay Allstate approximately $180 million in cash, which represents a premium over GAAP book value and which will be provided from internal funds.

     Northbrook has annual written premiums of $587 million and total assets of $1.65 billion, including invested assets of $1.2 billion. Northbrook has approximately 1,100 employees in its headquarters and field office network throughout the United States. St. Paul Fire and Marine's middle market commercial operation had 1995 net written premiums of $618 million and has approximately 1,100 employees in 12 regions nationwide.

     The St. Paul Companies, headquartered in St. Paul,
Minn., is a group of companies providing property-liability insurance underwriting and insurance brokerage products and services worldwide. St. Paul Fire and Marine Insurance
Company is the 14th largest property-liability insurance company in the United States.